Exhibit 99.3

Cactus Acquisition Corp. 1 Limited Announces Closing of Upsized $126.5 Million Initial Public Offering, Including Fully-Exercised Over-Allotment Option

NEW YORK, November 2, 2021 (GLOBE NEWSWIRE) -- Cactus Acquisition Corp. 1 Limited (the “Company”) announced today the closing of its upsized initial public offering of 12,650,000 units at a public offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share. That offering amount reflects both an increase of the overall offering size, as well as the full exercise by the underwriters of their over-allotment option, each of which was previously announced by the Company. As a result, the aggregate offering size, including full exercise of the over-allotment option, is $126,500,000.

The units have commenced trading on the Nasdaq Global Market (“Nasdaq”) under the symbol “CCTSU”. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “CCTS” and “CCTSW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on Israel-related technology-based healthcare companies. The Company is led by Nachum (Homi) Shamir, Chairman of the Board of the Company, Ofer Gonen, CEO of the Company, and Stephen T. Wills, CFO of the Company.

Oppenheimer & Co. Inc. and Moelis & Company LLC acted as joint book-running managers for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, NY 10004, Attn: Syndicate Prospectus Department, telephone: (212) 667-8055 or by email at EquityProspectus@opco.com, or by accessing the SEC’s website, www.sec.gov.

Two registration statements relating to the securities were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 28, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors
Cactus Acquisition Corp. 1 Limited
Ofer Gonen, Chief Executive Officer
gonen@cactusac1.com